Schneider National, Inc. Announces Third Quarter 2022 Results
•Operating Revenues $1.7 billion; $1.4 billion in 2021
•Income from Operations $145.4 million; Adjusted Income from Operations $145.5 million
•Diluted Earnings Per Share $0.70; Adjusted Diluted Earnings Per Share $0.70
•Updated full year Adjusted Diluted Earnings per Share guidance to $2.60 - $2.65

Green Bay, Wis. - October 27, 2022 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three and nine months ended September 30, 2022.

“In the third quarter, shifting freight fundamentals resulted in a more balanced supply and demand condition,” said Mark Rourke, Chief Executive Officer and President of Schneider. “The enterprise grew revenues 8% over the prior year, representing the highest third quarter in our history. In our Truckload segment, we experienced softer network volumes, while our dedicated fleet increased 42% over the prior year. Our Intermodal segment grew volumes while navigating several supply chain and network challenges, mostly short-term in nature, that compressed margin. Our Logistics segment continued to improve volumes and net revenue per order year over year, driven by increasing traction of our Power Only offering and Schneider FreightPower® platform.”

“Coming into the quarter, we actively positioned our portfolio for the changing market conditions and continue to see supportive contractual volumes and pricing across our enterprise,” Rourke commented. “We look forward to closing out the year well-positioned for 2023 and our strategic pursuit of higher returns on capital and earnings resiliency through continued growth in our dedicated, intermodal, and logistics operations.”

Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except ratios & per share amounts)	2022	2021	Change	2022	2021	Change
Operating revenues	$1,675.3	$1,444.5	16%	$5,042.7	$4,033.9	25%
Revenues (excluding fuel surcharge)	1,441.8	1,330.1	8%	4,394.2	3,719.1	18%
Income from operations	145.4	153.7	(5)%	457.1	355.7	29%
Adjusted income from operations	145.5	153.7	(5)%	468.7	355.7	32%
Operating ratio	91.3%	89.4%	(190) bps	90.9%	91.2%	30 bps
Adjusted operating ratio	89.9%	88.4%	(150) bps	89.3%	90.4%	110 bps
Net income	$125.8	$110.0	14%	$347.7	$271.3	28%
Adjusted net income	125.9	110.0	14%	356.4	271.3	31%
Diluted earnings per share	0.70	0.62	13%	1.95	1.53	27%
Adjusted diluted earnings per share	0.70	0.62	13%	2.00	1.53	31%
Weighted average diluted shares outstanding	178.7	177.9	0.8	178.6	177.8	0.8

Enterprise Results

Enterprise net income for the third quarter of 2022 was $125.8 million, an increase of $15.8 million, or 14%, compared to the same quarter in 2021. Gains on the sale of equipment in the third quarter of 2022 were $11.4 million, compared to $32.0 million the prior year. In addition, the net gain on equity investments in the quarter was $25.9 million, compared to a $3.1 million net loss in the same quarter a year ago.

At September 30, 2022, the Company had a total of $212.7 million outstanding on various debt instruments compared to $270.3 million as of December 31, 2021. The Company had cash and cash equivalents of $349.7 million and $244.8 million as of September 30, 2022 and December 31, 2021, respectively. The Company’s effective tax rate was 25.0% in the third quarter, compared to 25.2% in the prior year.

In July 2022, the Company’s Board of Directors declared an $0.08 dividend payable to shareholders of record as of September 9, 2022. This dividend was paid on October 10, 2022. On October 20, 2022, the Company’s Board of Directors declared an $0.08 dividend payable to shareholders of record as of December 9, 2022, expected to be paid on January 10, 2023. As of October 10, 2022, the Company had returned $41.4 million to shareholders year to date.

Results of Operations – Reportable Segments

Truckload
•Dedicated trucks represent 57% of Truckload fleet

Truckload revenues (excluding fuel surcharge) for the third quarter of 2022 were $571.2 million, an increase of $86.8 million, or 18%, compared to the same quarter in 2021 due to Midwest Logistics Systems’ revenues, effective yield management, and dedicated new business growth, partially offset by lower network miles. Truckload revenue per truck per week was $4,178, an increase of 3% compared to the same quarter in 2021.

Truckload income from operations was $83.2 million in the third quarter of 2022, a decrease of $1.9 million, or 2%, compared to the same quarter in 2021 due to lower gains on the sale of equipment and higher driver-related costs, partially offset by dedicated growth and improved yield. Truckload segment operating ratio was 85.4% in the third quarter of 2022, compared to 82.4% in the third quarter of 2021.

Intermodal
•Intermodal comprised 24% of segment revenues in the quarter

Intermodal revenues (excluding fuel surcharge) for the third quarter of 2022 were $334.7 million, an increase of $39.0 million, or 13%, compared to the same quarter in 2021 primarily driven by revenue per order and volume growth. Volume growth was constrained during the quarter due to Western rail service, elevated container dwell time at customer locations, delayed chassis deliveries, and the impact of rail labor negotiations.

Intermodal income from operations for the third quarter of 2022 was $31.1 million, a decrease of $14.6 million, or 32%, compared to the same quarter in 2021 due to increased rail and dray related costs, in addition to temporary expenses related to the pending Union Pacific transition on January 1, 2023. Intermodal operating ratio was 90.7% in the third quarter of 2022, compared to 84.5% in the third quarter of 2021.

Logistics
•Logistics comprised 34% of segment revenues in the quarter

Logistics revenues (excluding fuel surcharge) for the third quarter of 2022 were $464.2 million, a decrease of $10.4 million, or 2%, compared to the same quarter in 2021. The year over year revenue decline was driven by decreased revenue per order, impacted by lower spot price, partially offset by 5% brokerage volume growth.

Logistics income from operations for the third quarter of 2022 was $27.9 million, an increase of $5.8 million, or 26%, compared to the same quarter in 2021 due to volume growth in brokerage, including Power Only, and increased net revenue per order. Logistics operating ratio was 94.0% in the third quarter of 2022, compared to 95.3% in the third quarter of 2021.

Business Outlook

(in millions, except per share data)	Current Guidance	Prior Guidance
Adjusted diluted earnings per share	$2.60 - $2.65	$2.60 - $2.70
Net capital expenditures	$475.0	$500.0

“We’ve tightened our adjusted full year earnings per share guidance to $2.60-$2.65 to reflect moderating market conditions and expectations for a muted peak season,” said Stephen Bruffett, Executive Vice President, Chief Financial Officer of Schneider. “Further, our net capital expenditures guidance is updated to $475 million due to slight delays in equipment delivery.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2022 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National, Inc. and its subsidiaries (together “Schneider,” the “Company,” “we,” “us,” or “our”) are among the largest providers of surface transportation and logistics solutions in North America. We offer a multimodal portfolio of services and possess an array of capabilities and resources that leverage artificial intelligence, data science, and analytics to provide innovative solutions that coordinate the movement of customer products timely, safely, and effectively. The Company offers truckload, intermodal, and logistics services to a diverse customer base throughout the continental United States, Canada, and Mexico, thus adding value to their supply chains. We were founded in 1935 and have been a publicly held holding company since our initial public offering in 2017. Our stock is publicly traded on the NYSE under the ticker symbol SNDR.

Our diversified portfolio of complementary service offerings combines truckload services with intermodal and logistics offerings, enabling us to serve the varied needs of our customers. Our service offerings include transportation of full-truckload freight, which we directly transport utilizing either our company-controlled revenue equipment and company drivers or owner-operators under contract with us. We have arrangements with most of the major North American rail carriers to transport freight in containers. We also provide customized freight movement, revenue equipment, labor, systems, and delivery services tailored to meet individual customer requirements and which typically involve long-term contracts. These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local deliveries, freight handling, specialized equipment, and freight network design. We also provide comprehensive logistics services with a network of thousands of reliable third-party carriers, and through a China-based subsidiary, we offer limited transportation and logistics services in China which consist primarily of brokerage services. Additionally, we lease equipment to third parties through our wholly owned subsidiary Schneider Finance, Inc., which is primarily engaged in leasing trucks to owner-operators, including, but not limited to, owner-operators with whom we contract, and we provide insurance for both company drivers and owner-operators through our wholly owned insurance subsidiary.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through November 3rd by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13732746. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company’s website, Schneider.com, along with the current quarterly investor presentation.

Contact:    Steve Bindas, Director of Investor Relations
    920-357-SNDR
    investor@schneider.com
    Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating revenues	$1,675.3	$1,444.5	$5,042.7	$4,033.9
Operating expenses:
Purchased transportation	735.0	692.3	2,254.0	1,900.4
Salaries, wages, and benefits	356.0	290.2	1,034.4	832.9
Fuel and fuel taxes	133.4	70.3	390.9	204.1
Depreciation and amortization	88.2	74.2	258.3	220.5
Operating supplies and expenses—net	149.7	108.7	392.0	362.0
Insurance and related expenses	26.5	19.3	78.0	60.7
Other general expenses	41.1	35.8	178.0	97.6
Total operating expenses	1,529.9	1,290.8	4,585.6	3,678.2
Income from operations	145.4	153.7	457.1	355.7
Other expenses (income):
Interest income	(0.8)	(0.6)	(1.5)	(1.8)
Interest expense	2.1	3.3	7.1	9.7
Other expenses (income)—net	(23.6)	4.0	(12.3)	(14.8)
Total other expenses (income)—net	(22.3)	6.7	(6.7)	(6.9)
Income before income taxes	167.7	147.0	463.8	362.6
Provision for income taxes	41.9	37.0	116.1	91.3
Net income	$125.8	$110.0	$347.7	$271.3

Weighted average shares outstanding	178.0	177.7	177.9	177.5
Basic earnings per share	$0.71	$0.62	$1.95	$1.53

Weighted average diluted shares outstanding	178.7	177.9	178.6	177.8
Diluted earnings per share	$0.70	$0.62	$1.95	$1.53

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$349.7	$244.8
Trade accounts receivable—net	729.7	705.4
Other current assets	328.9	298.3
Net property and equipment	2,201.1	2,051.0
Other noncurrent assets	696.5	637.8
Total Assets	$4,305.9	$3,937.3

Liabilities and Shareholders’ Equity
Trade accounts payable	$374.9	$331.7
Current maturities of debt and finance lease obligations	72.6	61.4
Other current liabilities	286.7	297.1
Long-term debt and finance lease obligations	140.1	208.9
Deferred income taxes	528.9	451.0
Other noncurrent liabilities	164.8	163.4
Shareholders’ Equity	2,737.9	2,423.8
Total Liabilities and Shareholders’ Equity	$4,305.9	$3,937.3

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2022	2021
Net cash provided by operating activities	$578.3	$396.0
Net cash used in investing activities	(371.5)	(249.6)
Net cash used in financing activities	(101.9)	(37.7)
Net increase in cash and cash equivalents	$104.9	$108.7

Net capital expenditures	$(258.4)	$(185.1)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Truckload	$571.2	$484.4	$1,691.2	$1,411.3
Intermodal	334.7	295.7	971.9	825.5
Logistics	464.2	474.6	1,531.2	1,261.2
Other	97.3	98.0	274.2	284.9
Fuel surcharge	233.5	114.4	648.5	314.8
Inter-segment eliminations	(25.6)	(22.6)	(74.3)	(63.8)
Operating revenues	$1,675.3	$1,444.5	$5,042.7	$4,033.9

Income (Loss) from Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Truckload	$83.2	$85.1	$283.3	$197.0
Intermodal	31.1	45.7	112.3	100.6
Logistics	27.9	22.1	117.1	55.0
Other	3.2	0.8	(55.6)	3.1
Income from operations	$145.4	$153.7	$457.1	$355.7

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance.

Truckload

The following table presents the KPIs for our Truckload segment for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes.

Descriptions of the two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments.

MLS and deBoer impacts are included within dedicated operations below beginning in the first and third quarters of 2022, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Dedicated
Revenues (excluding fuel surcharge) (1)	$306.7	$204.0	$892.1	$587.3
Average trucks (2) (3)	6,020	4,240	5,908	4,182
Revenue per truck per week (4)	$3,925	$3,706	$3,922	$3,643
Network
Revenues (excluding fuel surcharge) (1)	$265.3	$279.9	$796.6	$821.6
Average trucks (2) (3)	4,526	4,942	4,533	5,159
Revenue per truck per week (4)	$4,514	$4,364	$4,564	$4,133
Total Truckload
Revenues (excluding fuel surcharge) (5)	$571.2	$484.4	$1,691.2	$1,411.3
Average trucks (2) (3)	10,546	9,182	10,441	9,341
Revenue per truck per week (4)	$4,178	$4,060	$4,201	$3,914
Average company trucks (3)	8,560	6,875	8,420	6,960
Average owner-operator trucks (3)	1,986	2,307	2,021	2,381
Trailers (6)	42,980	36,434	42,980	36,434
Operating ratio (7)	85.4%	82.4%	83.2%	86.0%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level and, therefore does not sum with amounts presented above.
(6)Includes entire fleet of owned trailers, including trailers with leasing arrangements between Truckload and Logistics.
(7)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents the KPIs for our Intermodal segment for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Orders (1)	115,743	111,801	345,533	334,480
Containers	28,308	23,796	28,308	23,796
Trucks (2)	1,691	1,569	1,691	1,569
Revenue per order (3)	$2,936	$2,624	$2,803	$2,442
Operating ratio (4)	90.7%	84.5%	88.4%	87.8%
(1)Based on delivered rail orders.
(2)Includes company and owner-operator trucks at the end of the period.
(3)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(4)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents the KPI for our Logistics segment for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating ratio (1)	94.0%	95.3%	92.4%	95.6%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage such fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Operating revenues	$1,675.3	$1,444.5	$5,042.7	$4,033.9
Less: Fuel surcharge revenues	233.5	114.4	648.5	314.8
Revenues (excluding fuel surcharge)	$1,441.8	$1,330.1	$4,394.2	$3,719.1

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Income from operations	$145.4	$153.7	$457.1	$355.7
Litigation and audit assessments (1) (2)	—	—	62.2	—
Acquisition-related costs (3)	0.1	—	0.3	—
Property gain—net (4)	—	—	(50.9)	—
Adjusted income from operations	$145.5	$153.7	$468.7	$355.7
(1)Includes $5.2 million in charges related to an adverse audit assessment for prior period state sales tax on rolling stock equipment used within that state for the nine months ended September 30, 2022.
(2)Includes a $57.0 million charge for an adverse settlement related to a lawsuit with former owners of WSL, inclusive of prejudgment interest and the former owners’ attorneys’ fees, for the nine months ended September 30, 2022.
(3)Advisory, legal, and accounting costs related to the Company’s acquisitions.
(4)Net gain on the sale of our Canadian facility due to a change in approach to servicing Canada.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except ratios)	2022	2021	2022	2021
Total operating expenses	$1,529.9	$1,290.8	$4,585.6	$3,678.2
Divide by: Operating revenues	1,675.3	1,444.5	5,042.7	4,033.9
Operating ratio	91.3%	89.4%	90.9%	91.2%

Total operating expenses	$1,529.9	$1,290.8	$4,585.6	$3,678.2
Adjusted for:
Fuel surcharge revenues	(233.5)	(114.4)	(648.5)	(314.8)
Litigation and audit assessments	—	—	(62.2)	—
Acquisition-related costs	(0.1)	—	(0.3)	—
Property gain—net	—	—	50.9	—
Adjusted total operating expenses	$1,296.3	$1,176.4	$3,925.5	$3,363.4

Operating revenues	$1,675.3	$1,444.5	$5,042.7	$4,033.9
Less: Fuel surcharge revenues	233.5	114.4	648.5	314.8
Revenues (excluding fuel surcharge)	$1,441.8	$1,330.1	$4,394.2	$3,719.1

Adjusted operating ratio	89.9%	88.4%	89.3%	90.4%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net income	$125.8	$110.0	$347.7	$271.3
Litigation and audit assessments	—	—	62.2	—
Acquisition-related costs	0.1	—	0.3	—
Property gain—net	—	—	(50.9)	—
Income tax effect of non-GAAP adjustments (1)	—	—	(2.9)	—
Adjusted net income	$125.9	$110.0	$356.4	$271.3
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted diluted earnings per share (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Diluted earnings per share	$0.70	$0.62	$1.95	$1.53
Non-GAAP adjustments, tax effected	—	—	0.05	—
Adjusted diluted earnings per share	$0.70	$0.62	$2.00	$1.53
(1) Table may not sum due to rounding.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company’s management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K filed on February 18, 2022, subsequent Reports on Form 10-Q and 8-K, and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to: inflation, both in the U.S and globally; our ability to successfully integrate MLS into Schneider’s group structure; our ability to achieve our forecasted synergies associated with our acquisition of MLS; our ability to retain MLS’ drivers and associates; the successful transition of our western United States rail operations from BNSF Railway to Union Pacific Railroad; our ability to continue to successfully manage the demand, supply, and operational challenges and disruptions (including the impact of reduced freight volumes) associated with the COVID-19 pandemic and the associated responses of federal, state, and local governments and businesses; economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service; our ability to effectively manage tight truck capacity brought about by driver shortages and successfully execute our yield management strategies; our ability to maintain key customer and supply arrangements (including Dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics; volatility in the market valuation of our investments in strategic partners and technologies; our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives; our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity; risks related to demand for our service offerings; risks associated with the loss of a significant customer or customers; capital investments that fail to match customer demand or for which we cannot obtain adequate funding; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase agreements, and our ability to recover fuel costs through our fuel surcharge programs; fluctuations in the value and demand for our used Class 8 heavy-duty tractors and trailers; our ability to attract and retain qualified drivers and owner-operators; our reliance on owner-operators to provide a portion of our truck fleet; our dependence on railroads in the operation of our intermodal business; service instability and availability from third-party capacity providers used by our business; changes in the outsourcing practices of our third-party logistics customers; difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers; variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations; political, economic, and other risks related to our cross-border operations; risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; risks associated with severe weather and similar events; significant systems disruptions, including those caused by cybersecurity events; exposure to claims and lawsuits in the ordinary course of business; and our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company undertakes no obligation to publicly release any revision to its forward looking statements to reflect events or circumstances after the date of this earnings release.